Filed pursuant to Rule 433 Registration Statement No. 333-218604-2 August 2, 2018

Credit Suisse Structured Product Offering List

Please find the summary of the indicative terms for our August offerings below. All terms, including but not limited to contingent coupon rate, upside participation rate, knock-in level, buffer amount, automatic redemption premium and fixed payment percentage, as applicable, are subject to change and will be determined on the Trade Date. Additionally, dates listed below are expected dates, which are subject to change due to market conditions. The proceeds to issuer listed may only represent a portion of the total underwriting discounts and fees for an offering. Capitalized terms used herein shall have the meaning given to them in the applicable offering documents. Any payment on the securities is subject to Credit Suisse’s ability to pay its obligations as they become due. Each of these summaries of the indicative terms for our August offerings is a general description of the terms of such offering. Please see the applicable offering document at the links provided below. Investing in the notes involves a number of risks. See “Selective Risk Considerations” herein and “Selected Risk Considerations” in the applicable offering documents.

FOR BROKER-DEALER USE ONLY.  NOT FOR DISTRIBUTION. SUBJECT TO CHANGE.

Growth Products

Product Description*	CUSIP	Trade Date	Maturity Date	Offering Closes	Proceeds to Issuer	Fact Sheet	Preliminary Pricing Supplement
3Y SPX Absolute Return Barrier Securities, 80% European barrier, 125% upside participation rate to a maximum return of [47-52]%	22551L2E9	8/24/18	8/31/21	8/24/18, 2PM EST	99.50%	Download	Download
13M SPX RTY Buffered Accelerated Return Equity Securities, 10% buffer, 150% upside participation rate to a maximum return of [14-16]%	22550BWN9	8/31/18	10/3/19	8/31/18, 2PM EST	99.50%	Download	Download
1.5Y SPX Buffered Accelerated Return Equity Securities, 10% buffer, 200% upside participation rate to a maximum return of [13.25-15.25]%	22550BW66	8/31/18	3/4/20	8/31/18, 2PM EST	99.50%	Download	Download
3Y SX5E Principal Protected Notes, [102.50-112.50]% upside participation rate	22551L2C3	8/31/18	9/3/21	8/31/18, 10:30AM EST	99.50%	Download	Download
5Y SPX RTY Absolute Return Digital Barrier Securities, 60% European barrier, [42.50-47.50]% fixed payment percentage if the final level of each underlying is equal to or greater than its initial level	22551L2V1	8/31/18	9/6/23	8/31/18, 2PM EST	99.50%	Download	Download
5Y SPX RTY Digital Plus Barrier Notes, 70% European barrier, the greater of [54-59]% fixed payment percentage and the underlying return of the lowest performing underlying if the final level of the lowest performing underling is equal to or greater than its initial level	22551L2P4	8/31/18	9/6/23	8/31/18, 2PM EST	99.50%	Download	Download
5Y SX5E EEM Absolute Return Barrier Securities, 50% European Barrier, [180-185]% upside participation rate	22551L2W9	8/31/18	9/6/23	8/31/18, 10:30AM EST	99.50%	Download	Download

 Income Products

Product Description*	CUSIP	Trade Date	Maturity Date	Offering Closes	Proceeds to Issuer	Fact Sheet	Preliminary Pricing Supplement
1.25Y SPX RTY Contingent Coupon Autocallable Yield Notes, 75% American barrier, [8.25-10.25]% p.a. contingent coupon paid quarterly (subject to automatic redemption at 6M, quarterly thereafter)	22550BVR1	8/13/18	11/18/19	8/13/18, 2PM EST	99.50%	Download	Download
1.25Y SPX RTY Contingent Coupon Autocallable Yield Notes, 70% American barrier, [8.25-10.25]% p.a. contingent coupon paid quarterly (subject to automatic redemption at 3M, quarterly thereafter)	22550BVS9	8/13/18	11/18/19	8/13/18, 2PM EST	99.50%	Download	Download
1.5Y SX5E EEM Digital Barrier Notes, 75% European Barrier, [13.25-14.25]% p.a. contingent coupon if the final level of each underlying is equal to or greater than 75% of its initial level	22551L3E8	8/24/18	3/2/20	8/24/18, 10:30AM EST	99.50%	Download	Download

3Y SPX RTY Contingent Coupon Callable Yield Notes, 70% European barrier, [7.35-8.35]% p.a. contingent coupon paid semi-annually (subject to issuer's early redemption at 6M, semi-annually thereafter)	22551L2Y5	8/24/18	8/31/21	8/24/18, 2PM EST	99.50%	Download	Download
3Y RTY SX5E Contingent Coupon Callable Yield Notes, 70% European barrier, [8.25-9.25]% p.a. contingent coupon paid semi-annually (subject to issuer's early redemption at 6M, semi-annually thereafter)	22551L3A6	8/24/18	8/31/21	8/24/18, 10:30AM EST	99.50%	Download	Download
6Y SX5E Digital Barrier Notes, 60% European Barrier, [115-120]% fixed payment percentage	22551L2G4	8/24/18	9/3/24	8/24/18, 10:30AM EST	99.50%	Download	Download
1Y SPX RTY SX5E Autocallable, Autocallable at 3m, quarterly thereafter, 70% American barrier, [9.00-11.00]% contingent p.a coupon paid quarterly	22550BW58	8/31/18	9/6/19	8/31/18, 10:30AM EST	99.50%	Download	Download
1.25Y SPX NDX Contingent Coupon Autocallable Yield Notes, 70% American barrier, [8.25-10.25]% p.a. contingent coupon paid quarterly (subject to automatic redemption at 6M, quarterly thereafter)	22551L2K5	8/31/18	12/6/19	8/31/18, 2 PM EST	99.50%	Download	Download
1.25Y SPX RTY Contingent Coupon Autocallable Yield Notes, 75% American barrier, [8.25-10.25]% p.a. contingent coupon paid quarterly (subject to automatic redemption at 6M, quarterly thereafter)	22550BVT7	8/31/18	12/6/19	8/31/18, 2PM EST	99.50%	Download	Download
1.25Y SPX RTY Contingent Coupon Autocallable Yield Notes, 70% American barrier, [8.25-10.25]% p.a. contingent coupon paid quarterly (subject to automatic redemption at 3M, quarterly thereafter)	22550BW74	8/31/18	12/6/19	8/31/18, 2PM EST	99.50%	Download	Download
1.25Y SPX RTY Fixed Coupon Autocallable Yield Notes, 75% American barrier, [7.00-9.00]% p.a. fixed coupon paid quarterly (subject to automatic redemption at 6M, quarterly thereafter)	22551L2T6	8/31/19	12/6/19	8/31/18, 2PM EST	99.50%	Download	Download
1.5Y SPX RTY Contingent Coupon Autocallable Yield Notes, 60% American barrier, [6.00-8.00]% p.a. contingent coupon paid quarterly (subject to automatic redemption at 6M, quarterly thereafter)	22550BWG4	8/31/18	3/6/20	8/31/18, 2PM EST	99.50%	Download	Download
2Y XOP XBI Contingent Coupon Autocallable Yield Notes, 55% American barrier, [11.00-13.00]% p.a. contingent coupon paid quarterly (subject to automatic redemption at 6M, quarterly thereafter)	22550BWF6	8/31/18	9/8/20	8/31/18, 2PM EST	99.50%	Download	Download
3Y SPX RTY Contingent Coupon Callable Yield Notes, 70% European barrier, [7.50-9.50]% p.a. contingent coupon paid quarterly (subject to issuer's early redemption at 6M, quarterly thereafter)	22551L2Q2	8/31/18	9/7/21	8/31/18, 2PM EST	99.50%	Download	Download
5Y SPX RTY Contingent Coupon Callable Yield Notes, 70% European barrier, [7.50-9.50]% p.a. contingent coupon paid quarterly (subject to issuer's early redemption at 1Y, quarterly thereafter)	22550BWK5	8/31/18	9/6/23	8/31/18, 2PM EST	99.50%	Download	Download
5Y SPX RTY Contingent Coupon Callable Yield Notes, 50% European barrier, [5.50-7.50]% p.a. contingent coupon paid quarterly (subject to issuer's early redemption at 1Y, quarterly thereafter)	22550BWL3	8/31/18	9/6/23	8/31/18, 2PM EST	99.50%	Download	Download

* Securities with a buffer will be subject to a 1% loss of principal for every 1% decline in the underlying beyond the buffer. Securities with a barrier will be subject to a 1% loss of principal for every 1% decline in the lowest performing underlying beyond the initial level if a knock-in event occurs. The actual contingent coupon rate, upside participation rate, knock-in level, buffer amount, automatic redemption premium, maximum return or fixed payment percentage, as applicable, to be determined on the applicable Trade Date.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Underlyings. The risk considerations set forth below are only intended as summaries of some of the risks relating to an investment in the securities. Prior to investing in the securities, you should, in particular, review the “Selected Risk Considerations” section in the relevant Preliminary Pricing Supplement and the “Risk Factors” section in the relevant Product Supplement, if applicable, which set forth risks related to an investment in the securities.

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You may receive less than the principal amount at maturity, and depending on the terms of your investment, your investment may result in a loss of up to 100% of the principal amount.

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The value of the securities and the payment of any amount due on the securities are subject to the credit risk of Credit Suisse.

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Depending on the terms of your investment, the securities may not provide for regular fixed interest payments.

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Depending on the terms of your investment, your investment may be subject to a cap, in which case, you may not benefit from the full appreciation of the underlying(s).

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If the securities are subject to a potential early redemption, your opportunity to be paid interest, if applicable, over the full term of the securities might be limited.

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If the payment on the securities is based on the performance of the lowest performing underlying, you will not benefit from the performance of any other underlying.

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If the payment on the securities is based on the performance of the lowest performing underlying, the securities are exposed to the risk of fluctuations in the level of the underlyings to the same degree for each underlying.

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If the securities are linked to a reference share or a reference fund, anti-dilution protection is limited.

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Prior to maturity, costs such as concessions and hedging may affect the value of the securities.

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Credit Suisse currently estimates that the value of the securities on the trade date will be less than the price you pay for the securities, reflecting the deduction of underwriting discounts and commissions and other costs of creating and marketing the securities.

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The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Many factors, most of which are beyond the control of the Issuer, will influence the value of the securities and the price at which the securities may be purchased or sold in the secondary market.

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We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as agent of the Issuer of the securities, hedging our obligations under the securities and determining the estimated value of the securities. The agent for this offering, Credit Suisse Securities (USA) LLC (“CSSU”), is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any discretionary accounts without the prior written approval of the customer.

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The securities will be affected by a number of economic, financial, political, regulatory, and judicial factors that may either offset or magnify each other.

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As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions with respect to the equity securities comprising the underlyings.

Credit Suisse AG ("Credit Suisse") has filed a registration statement (including a prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, with respect to the offerings to which this Structured Product Offering List relates. Before you invest, you should read the applicable Preliminary Pricing Supplement, the applicable Underlying Supplement, the applicable Product Supplement, the Prospectus Supplement and the Prospectus, to understand fully the terms of each offering of securities and other considerations that are important in making a decision about investing in any of the securities. If the terms described in the applicable Preliminary Pricing Supplement are inconsistent with those described herein, the terms described in the applicable Preliminary Pricing Supplement will prevail. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse or any agent or any dealer participating in the applicable offering will arrange to send you the applicable Preliminary Pricing Supplement, Underlying Supplement, Product Supplement, Prospectus Supplement and Prospectus if you request by calling toll-free 1-(877)-927-7335.

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Contact Info
Toll Free Group Number: Group Email Address:	1-877-927-7335 list.isg-nyc@credit-suisse.com
Credit Suisse Contact Information
James Bass james.bass@credit-suisse.com 212 538 4488	Lee Glicklich lee.glicklich@credit-suisse.com 212 538 2913
Ana Guiu ana.guiu@credit-suisse.com 212 538 2106	Elaine Sam elaine.sam@credit-suisse.com
Ashley Maclean ashley.maclean@credit-suisse.com 212 325 8752	Sebastien Maio sebastien.maio@credit-suisse.com 212 325 5582